UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       EMERGENCY FILTRATION PRODUCTS, INC.
                 (Name of Small Business Issuer in its charter)


                Nevada                                 3842                               87-0561647
      (State of jurisdiction of            (Primary Standard Industrial                (I.R.S. Employer
    incorporation or organization)          Classification Code Number)              Identification No.)

                                 175 Cassia Way
                                   Suite A115
                               Henderson, NV 89014
                                 (702) 558-5164
   (Address and Telephone number of principal executive offices and principal place of business)

                                   Peter Clark
                                 175 Cassia Way
                                   Suite A115
                               Henderson, NV 89014
                                 (702) 558-5164

            (Name, address and telephone number of agent for service)

                                  With Copy To:
                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
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

Title of each class of securities to be registered                         Proposed       Proposed maximum
                                                      Amount to be         maximum           aggregate         Amount of
                                                       registered       offering price     offering price     registration
                                                                           per unit                             fee (3)


Common Stock, $.001 par value                         7,852,142 (1)        $.44 (2)          $3,454,942         $279.85

(1) Represents shares of common stock being offered for sale by selling security holders. These shares were acquired in transactions exempt from registration. See "Selling Security Holders".

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the OTC Bulletin Board on June 13, 2003.

(3) Fees are calculated by multiplying the aggregate offering price by .000081 pursuant to Section 6(b) of the Securities Act.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay this effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.




CROSS  REFERENCE  SHEET  PURUSANT  TO  ITEM  501(B)  SHOWING   LOCATION  IN
PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2
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Form SB-2
Item                                                                                                  Prospectus
                                                                   Location in Prospectus              Page No.
------------- ------------------------------------------- ------------------------------------------ --------------

Item 1.       Front of Statement and Outside Cover of     Prospectus...............................  5
              Prospectus

Item 2.       Inside  Front and Outside Back Cover Pages  Outside Back Cover of Prospectus.........  6
                       of Prospectus

Item 3.       Summary Information and                     Prospectus Summary.......................  7
              Risk Factors                                Risk Factors.............................  7

Item 4.       Use of Proceeds                             Use of Proceeds..........................  11

Item 5.       Determination of Offering Price             Determination of Offering Price..........  11

Item 6.       Dilution                                    Dilution.................................  11

Item 7.       Selling Security Holders                    Selling Security Holders.................  12

Item 8.       Plan of Distribution                        Plan of Distribution.....................  14

Item 9.       Legal Proceedings                           Legal Matters............................  15

Item 10.      Directors,  Executive Officers,  Promoters  Directors, Executive Officers, Promoters
                       and Control Persons                and Control Persons......................  15

Item 11.      Security Ownership of Certain Beneficial    Security Ownership of Certain Beneficial
              Owners and Management                       Owners and Management....................  16

Item 12.      Description of Securities                   Description of Securities................  17

Item 13.      Interest of Named Experts and Counsel       Interest of Named Experts and Counsel....  18

Item 14.      Disclosure of Commission Position of        Disclosure of Commission Position of
              Indemnification for Securities Act          Indemnification for Securities Act
              Liabilities                                 Liabilities..............................  18

Item 15.      Organization Within Last Five Years         Description of Business..................  19

Item 16.      Description of Business                     Description of Business..................  19

Item 17.      Management's Discussion and  Plan of Operation.......................................  26
              Analysis or Plan of Operation

Item 18.      Description of Property                     Description of Property..................  28

Item 19.      Certain     Relationships     and  Certain Relationships and Related
              Related Transactions               Transactions......................................  28



CROSS  REFERENCE  SHEET  PURUSANT  TO  ITEM  501(B)  SHOWING   LOCATION  IN
PROSPECTUS OF INFORMATION REQUIRED BY ITMES OF FORM SB-2
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

                                                                                                      Prospectus
                           Form SB-2 Item                          Location in Prospectus              Page No.
------------ ------------------------------------------- ------------------------------------------- --------------

Item 20.              Market  for  Common   Equity  and  Market for Common Equity and Related
                      Related Stockholder Matters        Stockholder Matters.......................  28

Item 21.              Executive Compensation             Executive Compensation....................  29

Item 22.              Financial Statements               Index to Financial Statements.............  29

Item 23.     Changes In and Disagreements With           Changes In and Disagreements With
             Accountants on Accounting and Financial     Accountants on Accounting and Financial
             Disclosure                                  Disclosure................................  30

Item 24.     Indemnification of Directors and Officers   Indemnification of Directors and Officers.  30

Item 25.     Other Expenses of Issuance and              Other Expenses of Issuance and
             Distribution                                Distribution..............................  31

Item 26.     Recent Sales of Unregistered Securities     Recent Sales of Unregistered Securities...  31

Item 27.     Exhibits                                    Exhibits..................................  32

Item 28.     Undertakings                                Undertakings..............................  33


Item 1.  Front of Registration Statement and Outside Front Cover of Prospectus

     The information in this prospectus is not complete and may be changed. The Company and the Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale or offer is not permitted.

                                   PROSPECTUS

                       EMERGENCY FILTRATION PRODUCTS, INC.

                                 175 Cassia Way
                                   Suite A115
                               Henderson, NV 89014
                                 (702) 558-5164


                                  THE OFFERING


         This prospectus covers the offering and sale of up to 7,852,142 shares of common stock by the Selling Security Holders.

         The Selling Security Holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. . We will receive no proceeds from the sale of common stock by the Selling Security Holders, however, if the Selling Security Holders exercise their options or warrants, we will receive proceeds totaling $533,831 from such exercise. See "SELLING SECURITY HOLDERS."

         Our common stock is quoted over-the-counter under the symbol "EMFP". On May 30, 2003, the average high and low prices of the common stock was $0.52 per share.

     THIS INVESTMENT involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is___________, 2003


     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The Selling Security Holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.





Item 2.           Inside Front and Outside Back Cover Pages of Prospectus

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
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
PROSPECTUS SUMMARY..................................................................................................7
RISK FACTORS........................................................................................................7
USE OF PROCEEDS.....................................................................................................9
DETERMINATION OF OFFERING PRICE.....................................................................................9
DILUTION............................................................................................................9
SELLING SECURITY HOLDERS...........................................................................................10
PLAN OF DISTRIBUTION...............................................................................................11
LEGAL PROCEEDINGS..................................................................................................11
DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS AND CONTROL PERSONS.......................................................12
SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT......................................................13
DESCRIPTION OF SECURITIES..........................................................................................14
INTEREST OF NAMED EXPERTS AND COUNSEL..............................................................................15
Disclosure of Commission Position of Indemnification for Securities Act Liabilities................................15
ORGANIZATION WITHIN LAST FIVE YEARS................................................................................15
DESCRIPTION OF BUSINESS............................................................................................16
PLAN OF OPERATION..................................................................................................18
DESCRIPTION OF PROPERTY............................................................................................22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................................22
Market for Common Equity and Related Stockholder Matters...........................................................24
EXECUTIVE COMPENSATION.............................................................................................25
FINANCIAL STATEMENTS...............................................................................................25
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure...............................25
Indemnification of Directors and Officers..........................................................................26
Other Expenses of Issuance and Distribution........................................................................27
Recent Sales of Unregistered Securities............................................................................27
EXHIBITS...........................................................................................................27
UNDERTAKINGS.......................................................................................................27
AVAILABLE INFORMATION..............................................................................................28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................................................29
LEGAL MATTERS......................................................................................................29
EXPERTS............................................................................................................29
SIGNATURES.........................................................................................................30

Item 3.         Summary Information and Risk Factors

                               PROSPECTUS SUMMARY

     Emergency Filtration Products, Inc. (the "Company") was organized under the laws of the state of Nevada on November 1, 1991 under the name "Lead Creek Unlimited." Until February 9, 1996 the Company conducted no business. The Company filed with the Secretary of State of Nevada a Certificate of Amendment changing its name to "Emergency Filtration Products, Inc." on March 8, 1996. The Company is in the business of developing a state of the art cardio-pulmonary resuscitation ("CPR") isolation mask that is designed to reduce the possibility of transmission of contagious diseases during the administration of CPR (the "RespAide (TM)").

     On February 9, 1996, the Company entered into an Agreement with Douglas K. Beplate whereby Beplate granted to the Company all rights, including patent rights, to the commercial exploitation of the RespAide (TM). In consideration of the assignment of these rights, the Company agreed (i) to pay Mr. Beplate a royalty of 5% of the Company and any license on sales of the RespAide (TM) and any components thereof, payable quarterly; (ii) to compensate Beplate for consulting services at market value, for which Beplate was to invoice the Company monthly; and (iii) to deliver to Beplate 19% of the issued and outstanding common stock of the Company as of the date of the Agreement. On June 18, 1996, Beplate also executed an Assignment of Invention assigning to the Company all rights to exploit the RespAide(TM) technology.

     The Company is a specialty filter products company that has developed the state-of-the-art air filtration technology for removing infectious bacteria and viruses in air flow systems. The Company's internationally patented dual-filtered vapor isolation valve (VIV) technology can be used in a wide range of medical and commercial applications, including: (1) CPR isolation masks to protect emergency response personnel against infectious diseases during mouth to mouth resuscitation; (2) disposable filters to avoid contamination of critical components in ventilators and other medical devices; (3) air filtration systems for semiconductor manufacturing and laboratory "clean rooms"; and (4) heating, ventilating and air conditioning (HVAC) filters for use in commercial and residential buildings, airplanes, and motor vehicles.

     The Company's management is now completing a transformation from a research and development business to a marketing driven medical products company. Product development remains an important part of the Company's business but the Company is now balanced by an increasing focus on elements of products sales.

                                  RISK FACTORS

        Some of the statements contained in this registration statement, including information incorporated by reference, discuss future expectations, or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors, several of which are beyond the Company's control that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Registration Statement will in fact transpire or prove to be accurate.

We Have A Limited Operating History

        We have only been operating since March of 1996. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development, including:

                      -Under Capitalization
                      -Cash Shortages
                      -An Unproven Business Model
                      -A Product in the Development Stage
                      -Lack of significant Revenue, Cashflow, and Earnings to be
                       Self-sustaining

              Our failure to successfully address any of the risks described above will have a material adverse effect on our business, financial condition and on the price of our common stock.

We Expect Future Losses
              Since the date of inception we have incurred substantial losses. We expect to incur losses in the near to immediate future. There is no assurance that we will be able to develop commercially viable products or to generate net revenue from the sale of our products, or to achieve or maintain profitable operations.


If We Cannot Generate Adequate, Profitable Sales Of Our Products, We Will Not Be
 Successful
              In order to succeed as a company, we must develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we succeed in developing a commercially viable product, a number of factors may affect future sales of our product. These factors include:

         - Whether Competitors produce superior products
         - Whether the cost of our product is competitive in the marketplace.


We Are Unable To Ascertain Risks Relating To The Industry
              The Company has limited experience in the marketing of medical products and may not be aware of all the customs, practices and competitors in that industry. The consultants that the Company plans to retain may not have had sufficient experience to enable the Company to completely understand the characteristics of the industry. The Company will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. An extremely high level of risk frequently characterizes certain industries, which experience rapid growth. Although management will endeavor to evaluate the risks inherent in this particular industry, there can be no assurance that the Company will properly ascertain or assess all such risks.

We May Not Be Able To Market And Distribute Our Products
              Our success depends, in part, on our ability to market and distribute our products effectively. We have limited experience in the sale or marketing of medical products. We have limited marketing or distribution capabilities and we will need to retain consultants that have contacts in and understand the medical products marketplace. We may not be successful in entering into marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

Intense Competition Could Harm Our Financial Performance
              There are a number of companies, universities and research organizations actively engaged in research and development of technology that may be similar to the RespAide(TM) process that has been licensed by Emergency Filtration Products. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

We Do Not Own The Patents And Will Not Own Any Improvements
     The RespAide(TM)technology is owned by Douglas Beplate and licensed to Emergency Filtration Products. Improvements to the patents will be owned by Mr. Beplate.

There May Be Competing Products In The Future
              If competing products are able to be produced less expensively than Emergency Filtration Products, the Company could suffer the adverse effects of a price decline which may affect the profitability of the Company. There is no assurance that competing products will not be developed.

Protection for Proprietary Rights; Reliance on Trade Secrets
              In certain cases, where the disclosure of information required to obtain a patent would divulge proprietary data, the Company may choose not to patent parts of the proprietary technology and processes which the Company has developed or may develop in the future and rely on trade secrets to protect the proprietary technology and processes. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

Going Concern
                  The Company has incurred significant losses, which have resulted in an accumulated deficit of $7,699,471 at March 31, 2003. We have included a going concern paragraph in Note 4 to the Company's financial statements included in our Form 10-QSB for the period ended March 31, 2003 addressing substantial doubt about the Company's ability to continue as a going concern. It is the intent of management to create additional revenues through the development and sales of its emergency respiration equipment and to rely upon additional equity financing if required to sustain operations until revenues are adequate to cover the costs. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

Item 4.           Use of Proceeds

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the Selling Security Holders.

Item 5.           Determination of Offering Price

                         DETERMINATION OF OFFERING PRICE

                  The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457 (c) and /or (g) of the Act and was not computed based on assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the low and high bid prices on the OTCBB on May 30, 2003.

Item 6.           Dilution
                                    DILUTION

                Dilution is the difference between the purchase price paid by the investors for their shares and the net tangible book value of the securities after the Offering. The net tangible book value of a security is equal to the Company's tangible net worth (tangible assets minus total liabilities) divided by the number of shares of the security outstanding. The following table illustrates the dilution on a per share basis of the Company's common stock for this Offering.

     N/A

Item 7...         Selling Security Holders
                            SELLING SECURITY HOLDERS

     The shares being offered by the Selling Security Holder's were acquired in private sales transactions exempt from registration. The following table and discussion sets forth certain information with respect to the selling security holders.

                                                    Shares of
                                                     Common                                           Shares of
                                                      Stock      Warrants               Number of      Common
                                    Relationship      Owned        Owned                 Shares         Stock      Percent of
                                    with Company     Before       Before                 and/or         Owned        Shares
                                    during past       this         this                 Warrants     After this   Owned After
Selling Security Holder             three years     Offering     Offering     Notes      Offered      Offering      Offering
---------------------------------- --------------- ------------ ------------ -------- -------------- ------------ -------------
James Ratliff                           None         555,556      100,000     (1,2)      655,556          0            *
David Hungerford                        None         277,778      50,000      (1,2)      327,778          0            *
Michael Jessen                          None         555,556      100,000     (1,2)      655,556          0            *
Brad Thurman                            None         277,778      50,000      (1,2)      327,778          0            *
Marvin Strauss                          None         138,889      25,000      (1,2)      163,889          0            *
Gary Kitchell                           None         416,667      75,000      (1,2)      491,667          0            *
Riyaz Jinnah                            None         277,778      50,000      (1,2)      327,778          0            *
Joel Katz                               None         138,889      25,000      (1,2)      163,889          0            *
Alan Grad                               None         138,889      25,000      (1,2)      163,889          0            *
Jean Melchoir                           None         277,778      50,000      (1,2)      327,778          0            *
Elliot Braun                            None         138,889      25,000      (1,2)      163,889          0            *
Perry Butcher                           None         138,889      25,000      (1,2)      163,889          0            *
David LaCagnina                         None         111,112      20,000      (1,2)      131,112          0            *
Romajo Partners, Ltd                    None         55,556       10,000      (1,2)      65,556           0            *
Surgical Orthopedic Podiatrist          None         55,556       10,000      (1,2)      35,714           0            *
Henery Steinberg                        None         111,112      20,000      (1,2)      35,714           0            *
Valerie Heady                           None         27,778        5,000      (1,2)      32,778           0            *
John Posey                              None         55,556       10,000      (1,2)      65,556           0            *
David Eiserman                          None         111,112      20,000      (1,2)      131,112          0            *
Hong Zhu                                None            0         125,100      (2)       125,100          0            *
Robert Soto                             None            0         137,600      (2)       137,600          0            *
Adam Mayblum                            None            0         157,600      (2)       157,600          0            *
Joseph Sorbara                          None            0         125,100      (2)       125,100          0            *
Steven Markowitz                        None            0         125,100      (2)       125,100          0            *
Peter Orthos                            None            0         19,500       (2)       19,500           0            *
Vic Agnihotri                           None            0          5,000       (2)        5,000           0            *
Joseph Peraldo                          None         251,809      45,325      (1,2)      297,134          0            *
Louis Shu                               None         277,778      50,000      (1,2)      327,778          0            *
Huntz Tzu                               None         277,778      50,000      (1,2)      327,778          0            *
Jack Luchese                            None         400,000         0         (3)       400,000          0            *
Alpha Capital Aktiengesellschaft        None         750,000      300,000      (4)      1,050,000         0            *
First Montauk Financial Corp            None            0         26,250       (5)       26,250           0            *
Ernest Pellegrino                       None            0         37,000       (5)       37,000           0            *
Maxim Povolotsky                        None            0         39,375       (5)       39,375           0            *
Angela Metelitsa                        None            0          2,375       (5)        2,375           0            *
Richard Day                             None         10,000          0         (1)       10,000           0            *
Lin Chan                             Consultant      55,556          0         (1)       55,556           0            *
Gorman Consulting, Ltd.                 None         27,778          0         (1)       27,778           0            *
                                                   ------------ ------------ -------- --------------
                                                   ------------ ------------ -------- --------------

                                                    5,911,817    1,940,325              7,852,142
                                                   ------------ ------------ -------- --------------

Notes:

(1) Amount represents shares of common stock purchased at $.18 per share on or before April 30, 2003.

(2) Amount represents warrants exercisable for shares of common stock at $.25 per share granted on or before April 30, 2003.

(3) Amount represents shares of common stock purchased under a stock exchange agreement on or before April 30, 2003.

(4) Amount represents 750,000 shares of common stock purchased at $.40 per share during May 2003 plus 300,000 warrants exercisable for shares of common stock at $.50 per share granted during May 2003.

(5) Amount represents warrants exercisable for shares of common stock at $.50 per share granted during May 2003.

     *   Less than 1% of the total outstanding shares.

     Item 8.               Plan of Distribution

                              PLAN OF DISTRIBUTION

     We are registering securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Our estimate of such costs, expenses and fees is $25,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the Selling Security Holders.

     The Selling Security Holders may sell up to 7,852,142 shares of common stock from time to time. Each Selling Security Holder may sell his or her shares in market transactions, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each Selling Security Holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

      The decision to sell any securities is within the discretion of the Selling Security Holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he determines.

     Each Selling Security Holder may sell the shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the Selling Security Holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the Selling Security Holders for the sale of any of their shares.

      Each Selling Security Holder and broker-dealers, if any, acting in connection with sales by the Selling Security Holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the Selling Security Holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to his sales in the market. We have furnished the Selling Security Holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

Item 9.           Legal Proceedings

                                LEGAL PROCEEDINGS

     The company is not subject to any pending legal proceedings.

Item 10.          Directors, Executive Officers, Promoters and Control Persons

         The members of the Board of Directors of the Company serve until the next annual meeting of the stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of the Company is as follows:

Name                                Age                         Position                           Held Since
-----------------------         -----------                ------------------                    ---------------------
Douglas K. Beplate                  48                        President, Director                July 2000

Peter Clark                         51                        Secretary, Treasurer               June 1997

Steve M. Hanni                      35                        Chief Financial Officer            November 2002

Frank Corsini                       55                        Director                           July 2002

Thomas Glenndahl                    56                        Director                           May 2002

Dr. Raymond C.L. Yuan               59                        Director                           December 1997

Sherman Lazrus                      69                        Interim CEO, Chairman,             June 2001
                                                              Director                           December 1998

         The principal occupation and business experience for each of the present directors and executive officers of the Company are as follows:

         Douglas K. Beplate, President, signed an agreement with the Company in 1996 whereby he provided consulting services and was subsequently appointed to his present position and elected to the Board of Directors in July, 2000. Mr. Beplate is the co-founder of Emergency Filtration Products, Inc. He is also an officer of the Company whose responsibilities include product design, research and development, patent work and production. Prior to his position with Emergency Filtration Products, he was a consultant to various medical products firms where he was involved in research and development, and product design. Mr. Beplate is also an experienced entrepreneur and business manager. He was Founder of Kinder tot, Inc. He has directed and managed all aspects of a $10 million budget for a $100 million sporting goods company including advertising, merchandising, promotions, markdowns, vendor relations and inventory control of 50 stores in six states.

         Mr. Clark joined the Company in 1995, and was subsequently appointed Secretary/Treasurer and elected to the Board of Directors in 1997. He resigned from the board in 2002. Mr. Clark has more than 17 years experience in product development, sales and marketing. He began his career in 1981 as a buyer for Udisco, d.b.a. Sunset Sports Center of Salt Lake City, UT, and remained in that position until 1986. In 1986, Mr. Clark became Merchandise Coordinator, Western Region for Herman's Sporting Goods, Inc. of Carteret, NJ and was subsequently promoted to Merchandise Director in 1989. He held this position until joining Emergency Filtration. Mr. Clark graduated from Colorado State University in 1975 with a Bachelor of Science degree in Exercise and Sports Science.

         Steve M. Hanni, Chief Financial Officer, was appointed as the CFO during 2002. He has worked extensively with the Company over the past five years as an outside auditor or financial consultant. He is currently a partner in the accounting firm of Stayner, Bates & Jensen, PC in Salt Lake City, Utah. He was formerly an audit partner with HJ & Associates, LLC from 1997 to 2001 where he served as the Company's outside auditor. He received his BA from Weber State University in 1993 and an MA in Accounting from Weber State University in 1994. He has worked extensively with small public companies in numerous industries.

         Frank Corsini, Director, was appointed as a director in July 2002. He has acquired extensive international business and finance experience and is currently an executive with ION Capital Partners Bear Stearns, specializing in private banking and asset management. Prior to Bear Stearns, he has held positions as CEO of NXT Strategies, CEO of Conversient Technologies, co-founder of Zowi Corporation, founder of Intelligent Choice Refreshment Company, President and COO of Vitafont International Corporation and founder and CEO of Californa Healthcare Technologies. In addition to private sector experience, Mr. Corsini has also served as Assistant to the Director, Office of Business, Research and Analysis of the US Department of Commerce, and also as a member of the White House Staff.

         Thomas Glenndahl, Director, was appointed as a director in May 2002. He was born in Sweden and educated in the United States and Europe. He graduated with an MBA in international marketing. His professional experience includes:
Commercial Attache with the Swedish Chamber of Commerce in Paris, France; Investment Banker with Barkley Securities, London and England, and; Founder of the ASPECT International Language Schools in San Francisco, CA which was sold to Sylvan Learning Systems in 1998. Presently, Mr. Glenndahl is a professional investor. He is also a Director of Harling Properties in Sweden, Aksu Pharmaceuticals in Turkey, Transnico International Group SA and Transnico Technologies Group SA in Belgium. He is also a partner in the MVI Group in Scandinavia and Switzerland.

         Dr. Raymond C.L. Yuan, Director, was elected to the Board in December, 1997. Since 1993, Dr. Yuan has served as Managing Director of AsiaWorld Medical Technology Limited, an exclusive master distributor of advanced medical and healthcare products in South East Asia, including the People's Republic of China. In addition, Dr. Yuan currently serves in the following positions:
President of the MedNet Group located in Hong Kong, a group of healthcare education and communications companies; Managing Director of Bio_health Consultancy Limited (Hong Kong), a consulting firm specializing in bio_health and biotechnology consulting to medical institutions; and Executive Director of Financial Resource International, Limited located in Hong Kong, an international investment banking firm.

         Sherman Lazrus, Director, Interim CEO, was elected to the Board in December 1998, and appointed as Interim Chief Executive Officer in June 2001. Mr. Lazrus has nearly 40 years' experience in government and private sector health care and health care finance. Mr. Lazrus presently also serves as President of American Medical Capital, a division of American Medical Enterprises, LLC located in Bethesda, Maryland, a financial services and investment banking company specializing in the healthcare industry, a position he has held since 1991.

     (5)  Other directorships

         None

     (c) Family relationships

         None

     (d) Involvement in certain legal proceedings

         None

Item 11.          Security Ownership of Certain Beneficial Owners and Management

          SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

         The following table sets forth information as of May 30, 2003, with respect to Common Stock of the Company owned by, the directors and officers of the Company, and other individuals who own more than 5% of the outstanding and voting Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Title of Class   Name and Address           Number of Shares   % of Class
---------------  ----------------           ----------------   ----------
Common           Douglas K. Beplate                1,951,711     10.78%
                 2254 Candlestick Avenue
                 Henderson, NV 89052

Common           Peter Clark                       1,473,524      8.14%
                 175 Cassia Way, Suite A115
                 Henderson, Nevada 89014

Securities Ownership of Officers and Directors
- ----------------------------------------------
Common           Douglas K. Beplate                1,951,711      10.78%
                 President, Director

Common           Peter Clark                       1,473,524       8.14%
                 Secretary/Treasurer

Common           Dr. Raymond C.L. Yuan               235,000       1.30%
                 Director

Common           Sherman Lazrus                      525,000       2.90%
                 CEO, Director

Common           Steve M. Hanni                      100,000       0.55%
                 Chief Financial Officer

Common           Frank Corsini                       100,000       0.55%
                 Director

Common           Thomas Glenndahl                    330,000       1.82%
                 Director

           Total (7 persons)                       4,715,235      26.05%

                Effective April 1, 2003, the Company entered into a preliminary letter of intent on an "Agreement For Assignment of Technology" with Douglas Beplate an officer of the Company whereby the officer will assign all of his rights, title and interest in various technology, patents and patent applications to the Company. In consideration of the assignments, the Company will issue 3,250,000 shares of outstanding common stock to the officer valued at $0.26 per share plus $130,000 cash. The officer is to receive a 1% royalty on the gross sales of any and all products utilizing the technology.

(b)      Changes in Control

         There are no arrangements that may result in a change in control of the Company


Item 12.          Description of Securities

                            DESCRIPTION OF SECURITIES

                  The Company's authorized capital stock consists of 50,000,000 shares, par value $.001 per share. There are 18,103,700 Common Shares issued and outstanding as of the date hereof.

         The Company was initially incorporated with an authorized capital of 2,500 shares of no par value common stock. On July 11, 1996, the Board of Directors of the Company unanimously resolved to (i) increase the authorized capital to 50,000,000 shares of common stock, with a proportional increase in the stockholdings of each then-existing stockholder in the ratio of 20,000 shares for one; (ii) increase the par value to one mill ($0.001) per share; and
(iii) effect a reverse split of the then-outstanding common stock of the Company on the basis of one new share for every 13.0091 shares then issued and outstanding, with fractional shares being rounded up to the next highest number of shares.

         All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor.

         Transfer Agent. The Transfer Agent for the Company's Common Stock is American Registrar & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

Item 13.          Interest of Named Experts and Counsel

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     None

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Nevada law of all persons we have the power to indemnify under Nevada law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.          Organization Within Last Five Years

                       ORGANIZATION WITHIN LAST FIVE YEARS

     N/A

Item 16.          Description of Business

                             DESCRIPTION OF BUSINESS

(a)      Business Development

(1) Form and year of organization

         Emergency Filtration Products, Inc. (the "Company") was organized under the laws of the State of Nevada on November 1, 1991, under the name "Lead Creek Unlimited". Until February 9, 1996, the Company conducted no business. The Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment changing its name to "Emergency Filtration Products, Inc." on March 8, 1996.

         On February 9, 1996, the Company entered into an Agreement with Douglas
K. Beplate whereby Mr. Beplate granted to the Company all rights, including patent rights, to the commercial exploitation of RespAide(TM) . In consideration of the assignment of these rights, the Company agreed (i) to pay Mr. Beplate a royalty of 5% of the Company's and any licensee's sales of the RespAide(TM) and any components thereof, payable quarterly; (ii) to compensate Douglas K. Beplate for consulting services at market value, for which Douglas K. Beplate was to invoice the company monthly; and (iii) to deliver to Douglas K. Beplate 19% of the issued and outstanding common stock of the Company as of the date of the Agreement. On June 18, 1996, Douglas K. Beplate also executed an Assignment of Invention assigning to the Company all rights to exploit the RespAide(TM) technology.

         The Company's management is now completing transformation from a technology driven research and development business to a marketing driven proprietary products company. Product development efforts remain an important priority, but are now balanced by an increasing focus on elements of production and sales.

         The Company's current product line includes:

          - RespAide(TM) CPR Isolation Mask. The company has received Food and Drug Administration ("FDA") approval for its RespAide(TM) CPR isolation mask incorporating the 2H Technology filter, and has established manufacturing and distribution of complete units and replacement filters. In tests by Nelson Laboratories, RespAide(TM) was found to be greater than 99.9% effective against bacterial and viral transmission - the highest rating testing labs will issue for medical devices, and believed by management of the Company to be superior to any competing product on the market.

         - Disposable Filters for BVMs. The same filter used in the RespAide(TM) product is ideal for preventing contamination of "bag valve masks" which are single-use ventilators. The disposable filter keeps the equipment contaminant-free, thereby allowing a BVM to be safely reused with a new filter - a considerable economic benefit due to the lower replacement and disposal costs of the filter versus discarding the entire BVM unit. The Company has received FDA approval.

         - Breathing Circuit Filters. To extend its market reach from emergency response sites to the vast number of respiratory procedures conducted within medical facilities, the Company has introduced two new configurations of its 2H Technology, a one-way and a two-way breathing circuit filter for applications where ambient air flow must pass evenly in both directions while still protecting equipment and hoses. This is suitable for use in anesthesia and general respiratory procedures. The Company has received FDA approval.

         In addition, the Company has designed another configuration of the technology for the BVM market that incorporates 2H Technology, a self-contained nebulizer and a bag with built-in CO(2) monitoring capabilities. Patents have been granted for this product and the Company has executed an agreement whereby it acquired the rights for commercial exploitation of the patents. Prototype development and testing are near completion and the Company will apply for FDA approval.

         Another configuration of the Company's 2H Technology is a personal environmental mask designed to address concerns of biological contamination in a workplace or other environment. The mask possesses a disposable filter cartridge containing 2H Technology and an enhanced matrix of charged nanoparticles designed to protect the user from possible inhalation of biological contaminants. Prototype development and testing are near completion.

         The Company currently holds military national stocking numbers for the RespAide CPR isolation mask and replacement filters and for Superstat, a hemostatic collagen. These stocking numbers make the products acceptable for inventory in all four branches of the military and the U.S. Coast Guard. The Company received and fulfilled orders from the U.S. Navy and the Defense Supply Center Philadelphia for the products during 2002 and 2001.

         To reach the market, the Company has entered into contractual arrangements with a number of U.S. and international medical product distributors. Additionally, the Company is actively pursuing more distribution agreements with other companies that have market penetration.

         The Company intends to firmly establish its reputation for supplying the best medical air filters available, and then begin aggressively commercializing the technology in the enormous HVAC category. The Company estimates that the addition of HVAC applications will increase the total addressable market for dual-filtered vapor isolation valve technology.

     (2)  There have been no bankruptcy, receivership or similar proceedings.

     (3) There has been no material reclassification, merger, consolidation or purchase or sale of assets not in the ordinary course of business.

     (b)  Business of Company

     (1)  Principal   products  or  services  and  their  markets  See  Business
          Development above.

     (2) Distribution methods of the products or services. See Business Development above.

     (3)  Status of any publicly announced new product or service.

          The Company has made no public announcements.

     (4)  Competitive   business   conditions  and  the  Company's   competitive
          position. See Business Development above.

     (5) Sources and availability of raw materials and the names of principal suppliers.

          See Business Development above.

     (6)  Dependence on one or a few major customers.

          See Business Development above.

     (7)  Patents,  trademarks,   licenses,  franchises,   concessions,  royalty
          agreements or labor contracts.

              On February 9, 1996, the Company entered into an Agreement with Douglas K. Beplate whereby Mr. Beplate granted to the Company all rights, including patent rights, to the commercial exploitation of RespAide(TM) . In consideration of the assignment of these rights, the Company agreed (i) to pay Mr. Beplate a royalty of 5% of the Company's and any licensee's sales of the RespAide(TM) and any components thereof, payable quarterly; (ii) to compensate Douglas K. Beplate for consulting services at market value, for which Douglas K. Beplate was to invoice the company monthly; and (iii) to deliver to Douglas K. Beplate 19% of the issued and outstanding common stock of the Company as of the date of the Agreement. On June 18, 1996, Douglas K. Beplate also executed an Assignment of Invention assigning to the Company all rights to exploit the RespAide(TM) technology.

     (8)  Need for any government approval of principal products or services

          The Company is not aware of any government approval required for the product.

     (9) Effects of existing or probable governmental regulations on the business.

              The Company is not aware of any existing or probable governmental regulations on business in addition to the FDA regulation which is discussed in detail in the Plan of Operation section below.

     (10) Research and Development expenditures during each of the last two fiscal years.

The Research and Development expenditures for the last two years were as follows:

     - 2002 ($12,206) These costs are prototype development costs associated with the new products such as materials, supplies, consulting fees, etc.

     - 2001 ($15,797) These costs are prototype development costs associated with the new products such as materials, supplies, consulting fees, etc.

     (11) Costs and effects of compliance with environmental laws.

          The Company is not aware of any cost or effect of compliance with environmental laws.

     (12) Number of total employees and number of full time employees.

            The Company has 2 full time and 2 part time employees. The Company has oral agreements with Douglas K. Beplate, President, and Peter Clark, Secretary/Treasurer, calling for salary payments of $96,000 per year, and $72,000 per year, respectively. The above salaries have been paid through September 30, 2002 through the issuance of common stock. The remaining amounts are being accrued, and may be paid through the issuance of additional stock or in cash if the Company has funds to pay the accrued amounts. All other employees are hourly and at-will.

            The Company also retains the services of one full time consultant pursuant to an oral consulting arrangement at an estimated annual cost of $72,000.

     (c)  Reports to security holders

              The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

         The Company's website is http://www.Emergencyfiltration.com


         Item 17.   Management's Discussion and Analysis or Plan of Operation

                                PLAN OF OPERATION

(a)      Plan of Operation

         (i)   Cash Requirements

                  The Company believes that they will have sufficient funds to operate until revenues are sufficient to cover the costs. Should revenues fall short the Company will need to raise additional capital for ordinary working capital. As of this time the Company does not anticipate additional funding requirements.

     (ii) Research and Development objectives during the next 12 months are:

     1. The Company intends to bring additional products to market during the next twelve months. The research and developments costs associated with the ELVIS BVM device will be the most significant. The estimated expense for testing, validation and FDA filings for ELVIS are approximately $25,000. The research and development costs for the other products are expected to not exceed $10,000.

     2. The commission of molds for the Company's new products will require approximately $70,000 over the next twelve months.

     (iii)Any expected purchase or sale of plant and significant equipment See Research and Development Objectives above

         (iv) Any expected significant changes in number of employees

         We do not expect any significant changes in the number of employees.

     (b) Management's Discussion and Analysis of Financial Condition and Results of Operations

     Since the Company's inception, the Company has been involved in the development of its technology. During this time revenues have not been adequate to cover operating expenses. Without adequate revenues to offset expenditures, the Company has reported a loss in each of its years of existence. To date, the Company has funded itself by way of a series of private equity placements. As of the quarter ended March 31, 2003, the Company had offset its accumulated deficit in this manner. The most valuable asset of the Company is its intellectual property and technology. The Company has acquired the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual-filtered rotary isolation valve. Rights pertaining thereto include the right to maintain, sell and improve the device, and to license those rights. Although the Company believes its technology to be very valuable in the economic sense, this value is not quantified as such on the Company's Balance Sheet.

Operational Results

---------------------
Three Months Ended March 31, 2003
----------------------------------------------------
         Revenues: During the three months ended March 31, 2003, the Company reported revenues of $100,956. Revenues have been generated in part from the sale of the emergency CPR assistance device and the Company is now focusing on a marketing-driven sales effort in order to increase revenues that will ultimately cover total expenditures. Additionally, the Company fulfilled orders for Superstat, a modified collagen hemostat, for which the Company has exclusive distribution rights to the U.S. government and military. The Company recently secured exclusive distribution rights to foreign governments and militaries for SuperStat.

         Cost of Sales: During the three months ended March 31, 2003, the Company reported cost of sales of $64,101. Costs as a percentage of sales were 64% for the three months ended March 31, 2003. The Company expects costs as a percentage of sales to be approximately 62%-67% in the future unless significant changes occur in the cost of materials.

         Operating Expenses: General and administrative expenditures were $240,538 for the three months ended March 31, 2003. Common stock issued for services totaled $128,920 for the three months ended March 31, 2003. The Company does not expect to incur additional significant consulting expenses through the issuance of common stock in the near future.

         Research and development: Research and development costs were $1,744 during the quarters ended March 31, 2003. The Company expects research and development costs to increase slightly in the future as the Company has plans to pursue some development of additional products.

         Depreciation and amortization expense: Depreciation and amortization expense was $10,589 during the three months ended March 31, 2003.

         Net loss. We had a net loss of $216,478 for the three months ended March 31, 2003 or $0.01 per share based on a weighted average of 17,743,300 common shares outstanding.

Year ended December 31, 2002 compared to year ended December 31, 2001
---------------------------------------------------------------------
         Revenues: During 2002, the Company reported revenues of $260,215. This is a decrease of approximately 44% over revenues of $461,216 for the year ended December 31, 2001. This decrease is primarily due to the decline in government orders overall. The beginning of 2001 showed a significant amount of orders from the government that have since decreased overall, although orders have begun to increase recently. Revenues have been generated in part from the sale of the emergency CPR assistance device and the Company is now focusing on a marketing_driven sales effort in order to increase revenues that will ultimately cover total expenditures. Additionally, the Company fulfilled orders for Superstat, for which the Company has exclusive distribution rights to the U.S. government and military. The Company recently secured exclusive distribution rights to foreign governments and militaries for Superstat.

         Cost of Sales: During 2002, the Company reported cost of sales of $167,760 compared to $301,935 during 2001. This represents a decrease of approximately 44% which is consistent with the decrease in revenues for the same period. Costs as a percentage of sales were 64% and 65% for the years ended December 31, 2002 and 2001, respectively. The Company expects costs as a percentage of sales to be approximately 62% to 67% in the future unless significant changes in the cost of materials occur.

         Operating Expenses: General and administrative expenditures for the year ended December 31, 2002 as compared to the year ended December 31, 2001 decreased to $1,049,233 from $1,218,135, representing a decrease of approximately 14%. This change is primarily due to the following: 1)During 2001, additional expense of $311,607 was recorded from the granting of common stock options. No options were granted during 2002, and 2)During the year ended December 31, 2001, the Company issued common stock for services rendered totaling $314,322. During the year ended December 31, 2002, the Company issued common stock for services rendered to various outside consultants totaling $531,441. The Company does not expect to incur additional significant consulting expenses through the issuance of common stock in the near future.

         During the year ended December 31, 2001, the Company recorded expenses associated with the granting of options of $311,607. Included in that amount was an expense of $161,390 for an option provided in an agreement the Company entered into with Pacific Investors, Ltd., an unrelated investment firm, for financial advising and placement agent services. On October 24, 2001, the Company executed a separate agreement in which the parties agreed to vacate the original agreement. In the terms of the new agreement, the option was canceled and the Company agreed to issue to Pacific Investors, Ltd. 60,000 shares of the common stock of the Company as the remaining compensation due for consulting services. The remaining amount of $150,217 recorded in 2001 was additional expense as a result of options granted in 2000.

         Research and development: Research and development costs decreased from $15,797 to $12,206 during the years ended December 31, 2001 and 2002, respectively. The Company expects research and development costs to increase in the future as the Company has plans to pursue the development of additional products during 2003.

         Depreciation and amortization expense: Depreciation and amortization expense increased from $31,450 to $36,810 during the fiscal year ended December 31, 2001 and 2002, respectively.

         Other Expense: Interest expense decreased from $8,250 to $2,540 during the years ended December 31, 2001 and 2002, respectively. The Company's interest expense is primarily due to the Company's financing of its liability insurance.

         Net loss. We had a net loss of $1,147,334 in 2002 or $0.08 per share based on a weighed average of 13,920,976 common shares outstanding, compared to a net loss of $1,122,974 in 2001 or $0.10 per share based on a weighted average of 10,748,364 common shares outstanding.

Liquidity and Capital Resources - Capital Funding
-----------------------------------------------------

         The Company currently is unable to generate sufficient cash from operations to sustain its business efforts as well as to accommodate its growth plans. Until it is able to generate sufficient cash flow, the Company will seek capital funding from outside resources.

         The Company has also incurred an accumulated deficit of $7,482,993 as of December 31, 2002 resulting from the continued losses since inception. The report of our independent accountants for our most recent fiscal year ended December 31, 2002 contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements. During our current fiscal year 2002, we expect that we will be able to continue measures that will (i) reduce unnecessary cash outflows, (ii) increase revenues through our improved marketing effort; and (iii) raise needed working capital through the issuance of our stock for services and cash, or other equity or debt financing.

         The Company's cost-efficient business model emphasizes: (1) in-house research and development; (2) accumulation of intellectual property assets; (3) ownership of key production equipment; and (4) outsourcing of all manufacturing, distribution, warehousing, and order fulfillment. Accordingly, the Company benefits from low overhead, as well as the pricing advantages inherent in proprietary specialty products.

         The Company's management is now completing transformation from a technology-driven research and development business to a marketing-driven proprietary products company. Product development efforts remain an important priority, but the Company is now balanced by an increasing focus on elements of production and sales.

         It is the intent of management to create additional revenues through the development and sales of its emergency respiration equipment and to rely upon additional equity financing if required to sustain operations until revenues are adequate to cover the costs. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

         During our current fiscal year 2003, we expect that we will be able to continue measures that will (i) reduce unnecessary cash outflows, (ii) increase revenues through our improved marketing effort; and (iii) raise needed working capital through the issuance of our stock for services and cash, or other equity or debt financing.

The Company's current product line includes:

 - RespAide(TM) CPR Isolation Mask. The company has received Food and Drug Administration ("FDA") approval for its RespAide(TM) CPR isolation mask incorporating the 2H Technology filter, and has established manufacturing and distribution of complete units and replacement filters. In tests by Nelson Laboratories, RespAide(TM) was found to be greater than 99.9% effective against bacterial and viral transmission - the highest rating testing labs will issue for medical devices, and believed by management of the Company to be superior to any competing product on the market.

 - Disposable Filters for BVMs. The same filter used in the RespAide(TM) product is ideal for preventing contamination of "bag valve masks" which are single-use ventilators. The disposable filter keeps the equipment contaminant-free, thereby allowing a BVM to be safely reused with a new filter - a considerable economic benefit due to the lower replacement and disposal costs of the filter versus discarding the entire BVM unit. The Company has received FDA approval.

 - Breathing Circuit Filters. To extend its market reach from emergency response sites to the vast number of respiratory procedures conducted within medical facilities, the Company has introduced two new configurations of its 2H Technology, a one-way and a two-way breathing circuit filter for applications where ambient air flow must pass evenly in both directions while still protecting equipment and hoses. This is suitable for use in anesthesia and general respiratory procedures. The Company has received FDA approval.


         In addition, the Company has designed another configuration of the technology for the Bag/Valve/Mask (BVM) market that incorporates 2H Technology, a self-contained nebulizer and a bag with built-in CO(2) monitoring capabilities. Patents have been granted for this product and the Company has executed an agreement whereby it acquired the rights for commercial exploitation of the patents. Prototype development and testing are near completion and the Company will apply for FDA approval.

         Another configuration of the Company's 2H Technology is a personal environmental mask designed to address concerns of biological contamination in a workplace or other environment. The mask possesses a disposable filter cartridge containing 2H Technology and an enhanced matrix of charged nanoparticles designed to protect the user from possible inhalation of biological contaminants. Prototype development and testing are near completion.

         The Company currently holds military national stocking numbers for the RespAide CPR isolation mask and replacement filters and for Superstat. These stocking numbers make the products acceptable for inventory in all four branches of the military and the U.S. Coast Guard. The Company received and fulfilled orders from the U.S. Navy and the Defense Supply Center Philadelphia for the products during 2002 and 2001.

         To reach the market, the Company has entered into contractual arrangements with a number of U.S. and international medical product distributors. Additionally, the Company is actively pursuing more distribution agreements with other companies that have market penetration.

         The Company intends to firmly establish its reputation for supplying the best medical air filters available, and then begin aggressively commercializing the technology in the enormous HVAC category. The Company estimates that the addition of HVAC applications will increase the total addressable market for dual_filtered vapor isolation valve technology.

Item 18.          Description of Property

                             DESCRIPTION OF PROPERTY

The Company presently occupies office and warehouse space located at 175 Cassia Way, Suite A115, Henderson, Nevada 89014 under a three year lease agreement. The property consists of approximately 2,484 square feet of offices and 1,404 square feet of warehouse space. The Lease Agreement began June 1, 2002 and terminates May 31, 2005. Rent in Year 1 is $2,115 per month, includes NNN charges (tax, maintenance, garbage, etc), increasing to $3,798 per month in Year 2 and $3,959 per month in Year 3. The Company believes this space will be adequate for its needs through the term of the lease.

Item 19.          Certain Relationships and Related Transactions

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following related party transaction occurred during the year ended December 31, 2002 which are required to be disclosed pursuant to Item 404 of Regulation S_B.

     On February 9, 1996, the Company entered into an Agreement with Douglas K. Beplate whereby Mr. Beplate granted to the Company all rights, including patent rights, to the commercial exploitation of the RespAide(TM). In consideration of the assignment of these rights, the Company agreed (i) to pay Mr. Beplate a royalty of 5% of the Company and any licensee on sales of the entire RespAide(TM) and any components thereof, payable quarterly; (ii) to compensate Mr. Beplate for consulting services at market value, for which Mr. Beplate was to invoice the Company monthly; and (iii) delivery to award Mr. Beplate 19% of the issued and outstanding common stock of the Company as of the date of the Agreement. On June 18, 1996, Mr. Beplate also executed an Assignment of Invention assigning to the Company all rights to exploit the RespAide(TM) technology.

Advances From Officers

         During the year ended December 31, 2002, the Company received advances totaling $56,500 from Doug Beplate, President, used for operating funds throughout the year. These amounts are non-interest bearing and have been accrued as related party payables at December 31, 2002.

Royalty Payments.

         The Company entered into an agreement with Doug Beplate, President, during 1996 to acquire the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual filtered rotary isolation value. The Company agreed to pay a 5% royalty to Mr. Beplate on any sales related to the patented intellectual property. Royalty expense on this patent for the years ended December 31, 2002 and 2001 was $4,907 and $14,862, respectively. Mr. Beplate received 89,223 shares of common stock during 2002 in payment of accrued royalties from January 1, 2001 through September 30, 2002 totaling $17,845.

Canceled Stock Options.

         The Company entered into Common Stock Option Recission Agreements during 2002 to cancel outstanding stock options for the following individuals:

     - Douglas Beplate, President - 1,600,000 outstanding stock options exercisable at prices rannging from $0.49 to $0.75 per share.

     - Peter Clark, Secretary/Treasurer - 1,300,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.

     -    Wendy  Harper,   Consultant  -  660,000   outstanding   stock  options
          exercisable at prices ranging from $0.53 to $0.75 per share.

     - Raymond Yuan, Director - 200,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.

     - Sherman Lazrus, CEO - 100,000 outstanding stock options exercisable at $0.49 per share.

Stock Issuances to Related Parties.

         714,500 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share in payment of $142,900 in advances made to the Company.

         1,106,593 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share in payment of accrued salaries and royalties due totaling $221,319.

         958,398 shares of common stock were issued to Peter Clark, Sec/Treas. valued at $0.20 per share in payment of accrued salaries totaling $191,680.

         331,584 shares of common stock were issued to Wendy Harper, outside consultant, valued at $0.20 per share in payment of accrued salaries totaling $66,317.

         525,000 shares of common stock were issued to the directors of the Company (Doug Beplate, Sherman Lazrus, Raymond Yuan, Peter Clark, Frank Corsini and Thomas Glenndahl) valued at $0.20 per share totaling $125,000.

         The following shares were issued to various officers and other related individuals valued at $0.20 per share for the cancellation of 3,200,000 common stock options outstanding as mentioned above:

-         25,000 shares issued to Sherman Lazrus, interim CEO
-         25,000 shares issued to Raymond Yuan, Director
-         25,000 shares issued to Peter Clark, Sec/Treas
-         25,000 shares issued to Douglas Beplate, President

         300,000 shares of common stock were issued to Sherman Lazrus, interim CEO valued at $0.37 per share in payment of services rendered totaling $111,000.

         100,000 shares of common stock were issued to Raymond Yuan, Director, valued at $0.28 per share in payment of services rendered totaling $28,000.

         Except as hereinabove set forth, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

Item 20.          Market for Common Equity and Related Stockholder Matters

            Market for Common Equity and Related Stockholder Matters

         As of March 21, 2003, the Company had 189 shareholders of record of its common stock. The Company has not paid cash dividends on its common stock. The Company anticipates that for the foreseeable future any earnings will be retained for use in its business, and no cash dividends will be paid on the common stock. Declaration of common stock dividends will remain within the discretion of the Company's Board of Directors and will depend upon the Company's growth, profitability, financial condition and other relevant factors.

         The Company's common stock is traded on the NASD'S OTC Bulletin Board (the "OTCBB") under the symbol "EMFP". The following table sets forth, for the respective periods indicated, the prices of our Common Stock in the over the counter market as reported by on the OTCBB for the periods for which this report is being filed. Such over the counter market quotations are based on inter-dealer bid prices, without markup, markdown or commission, and may not necessarily represent actual transactions.

(b)      Holders

         As of March 21, 2003, there were 189 holders of record of our common stock.

(c)      Dividends

         The Board has not declared and does not anticipate declaring any dividends. We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

Item 21.          Executive Compensation

                             EXECUTIVE COMPENSATION

                                                              Long Term Compensation
                                                              -------------------------
                     Annual Compensation                       Awards           Payouts
                                             Other        Restricted
Name and                                     Annual       Stock    Options  LTIP         Allother
Principal Position  Year  Salary   Bonus($) Compensation  Awards    /SARs   Payout Compensation
------------------  ----  -------  -------  ------------  ------   -------  ------  ---------
Sherman Lazrus      2002  $     0        0       136,000       0         0       0          0
Interim CEO         2001  $     0        0        55,000       0         0       0          0
                    2000  $     0        0             0       0         0       0          0

Douglas Beplate     2002  $96,000        0        54,300       0         0       0          0
President           2001  $96,000        0             0       0         0       0          0
                    2000  $65,480        0             0       0         0       0          0


            Mr. Lazrus has received compensation in the form of shares issued at $.55 per share in 2001 and an average of $.32 per share in 2002 for his services as CEO.

            In 2001, Mr. Beplate received $49,900 in cash and the balance was accrued. In 2002, Mr. Beplate received $169,174 in the form of shares issued at $.20 per share representing accrued salary from 2000, 2001, and through September 30, 2002. Additional 2002 salary of $24,000 has been accrued.

            In 2002, Mr. Beplate also received 271,500 shares issued at $.20 per share representing an additional $54,300 in compensation.

Item 22.          Financial Statements

                              FINANCIAL STATEMENTS

     See part Incorporation of Certain Documents by Reference for financial statements

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         On May 21, 2003, PwC resigned as the independent accountants for the Company. PwC's reports on the financial statements of the Company for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that their reports for the past two years included an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern. The Company's Board of Directors accepted the resignation of PwC.

         During the Company's two most recent fiscal years and through May 21, 2003 there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused PwC to make reference to the subject matter of such disagreements in connection with their reports.

         Please also refer to our current report on Form 8-K filed with the SEC on May 29, 2003.

Item 24.          Indemnification of Directors and Officers

                    Indemnification of Directors and Officers

         Except for acts or omissions which involve intentional misconduct, fraud or known violation of law or for the payment of dividends in violation of Nevada Revised Statutes, there shall be no personal liability of a director or officer to the Company, or its stockholders for damages for breach of fiduciary duty as a director or officer. The Company may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of the Company and for acts for which the person had no reason to believe his or her conduct was unlawful. The Company may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought determined that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

         So far as permitted by the Nevada Business Corporation Act, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct.

         Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative kor investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action , suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

         Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his of her actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonable entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

         To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that hee or she be indemnified "against expenses, including attorneys' fees, 17. 20 actually and reasonably incurred by him in connection with the defense."

         Section 78.751(4) of the NRS limits indemnification under Section 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances.

         Pursuant to Section 78.175(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

         Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

                   Other Expenses of Issuance and Distribution

         The following table sets forth summary information on the expenses that we had incurred in connection with our registration statement as of March 31, 2003, and the additional expenses we expect to incur in connection with our offering.

         SEC Registration Fee                                                                     $  300
         Accounting Fees and Expenses                                                             12,000
         Fees of Counsel (estimated)                                                              15,000
         Printing Costs                                                                              250
         Miscellaneous Expenses                                                                    1,450
                                                                                                   -----
         Total Offering Costs                                                                   $ 29,000


Item 26.          Recent Sales of Unregistered Securities

                     Recent Sales of Unregistered Securities

         During May 2003, the Company sold 4,761,817 shares of common stock to various accredited investors in a private placement at $0.18 per share. Pursuant to this offering, the Company also granted a total of 1,535,325 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share.

         Also during May 2003, the Company sold an additional 750,000 shares of common stock to various accredited investors in a separate private placement at $0.40 per share. Pursuant to this offering, the Company issued 105,000 additional shares of common stock as a finders fee and also granted a total of 300,000 three year, non-callable warrants to purchase common stock exercisable at $0.50 per share.


Item 27.          Exhibits

                                    EXHIBITS

        Exhibit
           No.             Description of Exhibit
         -------           ----------------------
          5.0        Opinion of Kaufman & Associates
         23.1        Consent of Kaufman & Associates (contained in Exhibit 5.0)
         23.2        Consent of PricewaterhouseCoopers, LLP

Item 28.          Undertakings

                                  UNDERTAKINGS

         The registrant hereby covenants and undertakes, pursuant to SEC Rule 512, to:

         (a) Rule 415 offering.

         (I) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; and

          (II) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933; and

         (III) Reflect in the prospectus any facts or events arising after the effective date which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

         (IV) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement; and

         (V) That for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (VI) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold which remain unsold at the termination of the offering; and

         (VII) Not applicable since the registrant is not a foreign issuer.

         (b) Rule 512 (b)

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Rule 512 (h).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              AVAILABLE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You can find Emergency FIltration Products's SEC filings on the SEC's web site, www.sec.gov .

         We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

         You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934

     1. Our Form 10-KSB for the year ended December 31, 2002 and filed with the SEC on March 31, 2003.

     2. Our Form 10-QSB for the period ended March 31, 2003 and filed with the SEC on May 15, 2003.

     3.   Our current report on Form 8-K filed with the SEC on May 29, 2003.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

         If we file any document with the SEC that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Douglas K. Beplate., President, Emergency Filtration Products, Inc., 175 Cassia Way, Suite A115, Henderson, NV 89014, (702) 558-5164, if you wish to receive any of such material.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon by Kaufman & Associates, 624 South Boston Avenue, 10th Floor, Tulsa, OK 74119.

                                     EXPERTS

         There are no experts having an interest in the shares offered hereby. Kaufman & Associates is acting as special counsel to Emergency Filtration Products in connection with the filing of this Registration Statement.

The financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the financial statements) of PricewaterhouseCoopers LLP ("PwC"), independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on June 16, 2003.

                             Emergency Filtration Products, Inc.

                             By     /s/ Douglas K. Beplate
                             -------------------------------------
                             Douglas K. Beplate
                             President